BDO Seidman, LLP                   330 Madison Avenue
Accounants and Consultants         New York, New York 10017
                                   Telephone: (212)885-8000
                                   Fax:  (212)697-1299

August 22, 1996


Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occured on August 16, 1996, to be filed by our former client, the Grove Real Estate Asset Trust. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,

BDO SEIDMAN ,LLP

BDO Seidman, LLP